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                                                                    EXHIBIT 99.4


                           CONTANGO OIL & GAS COMPANY

                               MARKETING AGREEMENT


         This Marketing Agreement ("Agreement"), dated as of September 27, 2000, is between Contango Oil & Gas Company, a Nevada corporation ("Contango), and Aquila Energy Capital Corporation, a Delaware corporation ("Aquila").

                                    RECITALS:

         WHEREAS, Contango is in the business of exploring, acquiring and selling oil and natural gas.

         WHEREAS, concurrently herewith, Contango and Aquila are entering into a Securities Purchase Agreement (the "Securities Purchase Agreement"), pursuant to which Aquila shall purchase 5,000 shares of the Contango's Series B Senior Convertible Cumulative Preferred Stock (the "Series B Preferred").

         WHEREAS, in order to induce Aquila to enter into the Securities Purchase Agreement, Contango has agreed to grant Aquila certain marketing rights with respect to the sale of Contango's oil and natural gas.

         In consideration of the mutual covenants set forth herein, the parties agree as follows

1. DEFINITIONS.

         (a) "Contango Prospects" shall mean oil and gas exploration and development prospects in which Contango now holds, or may hereafter acquire, a participation right.

         (b) "Operating Agreement" shall mean the agreement for the operation of leases and wells that govern the Contango Prospects.

         (c) "Participation Agreements" shall mean, collectively, any participation agreements entered into by Contango and a third party, including without limitation Juneau Exploration Company, LLC and the Southern Ute Indian Tribe doing business as Red Willow Production Company, whereby Contango has granted such third parties participation rights with respect to the Product generated from Contango Prospects.

         (d) "Product" shall mean natural gas produced from all Contango Prospects.


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2. SALES OF PRODUCT

         (a) Subject to those agreements for the sale of Product which are in effect as of the date hereof (none of which extend beyond the production month of December 2000), Contango shall request bids from prospective purchasers for the purchase of Product. Prior to any sale of Product in excess of 1 mmcfd from any single well, Contango shall give written notice (the "Notice") to Aquila at least ten (10) days prior to the proposed closing of the sale. The Notice shall describe in reasonable detail the terms and conditions of the bid which Contango proposes to accept (the "Competing Bid"), including, without limitation, the location and amount of Product proposed to be purchased, the consideration to be paid, the name and address of the prospective purchaser and the material terms and conditions of the Competing Bid.

         (b) Aquila shall have the opportunity to submit a matching bid (the "Aquila Bid") to purchase such Product upon written notice to Contango within five (5) days after receipt of the Notice. The Aquila Bid shall indicate the amount of Product proposed to be purchased, the consideration to be paid, and all terms and conditions thereof, including any pipeline arrangements. Failure of Aquila to respond to the Notice within such time period shall constitute a waiver of its rights to submit a matching bid for such proposed sale of Product.

         (c) Provided that (i) the consideration offered under the Aquila Bid exceeds that of the Competing Bid, and (ii) the terms and conditions of the Aquila Bid are comparable or more favorable to Contango in its reasonable discretion (including, without limitation, volume considerations and gas pipeline arrangements of the Competing Bid), Contango shall accept the Aquila Bid and shall sell such Product to Aquila on the terms and conditions set forth in the Aquila Bid; provided, that Contango shall not be obligated to accept the Aquila Bid if such acceptance would conflict with the terms of any Participation Agreement or Operating Agreement.

3. TERM OF AGREEMENT. This Agreement shall terminate upon the later to occur of
(i) September 27, 2001, and (ii) the date upon which all shares of the Series B Preferred have been converted to shares of Contango's common stock in accordance with the Certificate of Designation of the Series B Preferred.

4. MISCELLANEOUS.

         (a) GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Nevada.

         (b) AMENDMENT. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of each of the parties hereto.


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         (c)      NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day,
                  (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or
                  (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature page hereof or at such other address as such party may designate by ten (10) days advance written notice to the other party hereto.

         (d) SEVERABILITY. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         (e) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties relative to the specific subject matter hereof. Any previous agreement among the parties relative to the specific subject matter hereof is superseded by this Agreement. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives.

         (f) COUNTERPARTS. This Agreement may be executed in counterparts or by facsimile, all of said counterparts taken together shall be deemed to be one and the same instrument.

                                      * * *


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         IN WITNESS WHEREOF, the undersigned have executed this Marketing
Agreement as of the date set forth above.


CONTANGO:                                    CONTANGO OIL & GAS COMPANY
                                             a Nevada corporation

Address: 3700 Buffalo Speedway
         Suite 960                           By: /s/ Kenneth R. Peak
         Houston, TX 77098                       -----------------------------
                                                 Kenneth R. Peak
                                                 President and Chief Executive
                                                 Officer


AQUILA:                                      AQUILA ENERGY CAPITAL
                                             CORPORATION, a Delaware corporation
Address: 2 Houston Center
         909 Fannin, Suite 1850
         Houston, Texas  77010               By: /s/ Kenneth F. Wyatt
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